SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 29, 2005

CRYSTALIX GROUP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-29781 (Commission File Number)	65-0142472 (IRS Employer Identification No.)

1181 Grier Drive, Suite B, Las Vegas, Nevada 89119

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (702) 740-4616

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As of December 29, 2005, Crystalix Group International, Inc. (“Crystalix”) entered into an Asset Purchase Agreement with U.C. Laser Ltd., in which Crystalix agreed to purchase all of the assets of U.C. Laser used in connection with the manufacturing, distribution and marketing of its decorative images and products. The assets to be acquired include U.C. Laser’s subsidiaries, U.C. Laser, Inc. and CIC Laser Technologies Ltd., as well as U.C. Laser’s worldwide, exclusive license to use the colored glass technology owned by Laser Glass Ltd.

In consideration for the purchased assets, Crystalix will assume the liabilities arising from or related to the purchased assets and issue a number of shares of Class B Preferred Stock of Crystalix as will collectively have voting rights equal to 45% of all voting rights of all Crystalix capital stock outstanding immediately after the closing, determined on a fully diluted basis. The shares to be issued to U.C. Laser will be convertible into a total number of shares of Crystalix common stock as would, immediately after such conversion, represent 45% of all shares of capital stock of Crystalix then outstanding on a fully diluted basis. Twenty percent of the shares to be issued to U.C. Laser will be placed into escrow to satisfy any obligations of U.C. Laser to indemnify Crystalix for losses arising from (1) a material breach by U.C. Laser of any representation, warranty, covenant, restriction, or agreement made in the Asset Purchase Agreement or (2) fraud or an intentional misstatement by U.C. Laser. The escrow period shall terminate 90 days after the closing of the transaction.

Crystalix has agreed that its board of directors, upon the completion of this transaction, shall consist of five members, two of whom shall be Marshall D. Butler and Zvi Dinstein.

In addition, Crystalix has agreed to change its name to Seaena, Inc. following the closing of this transaction.

The closing of this transaction, which is subject to several conditions, is expected to take place on or before January 31, 2006.

Item 3.02	Unregistered Sales of Equity Securities

Reference is made to the disclosure in Item 1.01 above.

Item 9.01	Financial Statements and Exhibits

Exhibits:

Regulation S-B Number	Document
2.1	Asset Purchase Agreement by and between U.C. Laser Ltd. and Crystalix Group International, Inc. dated as of December 29, 2005
99.1	News release dated January 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYSTALIX GROUP INTERNATIONAL, INC.
January 5, 2006	By: /s/ Doug E. Lee Doug E. Lee President

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